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                                                                   EXHIBIT 99.2

CONTACT: Craig Hammett, Vice President, CFO, or Patti J. McAtee, Director, Corporate Communications, of CalEnergy Company, 402-341-4500; or Joele Frank of Abernathy MacGregor Group, 212-371-5999

                 CALENERGY ANNOUNCES PLACEMENT OF $225,000,000
                        CONVERTIBLE PREFERRED SECURITIES

     NEW YORK, Aug. 8, 1997 -- CalEnergy Company, Inc. (NYSE: CE; PSE, LSE) (the "Company" or "CalEnergy") today announced that it had arranged for the sale of $225 million of 6-1/2% Convertible Preferred Securities due 2027 to be issued by CalEnergy Capital Trust III, a statutory business trust sponsored by the Company.

     The proceeds from the sale of the Convertible Preferred Securities will be used by the Company to make equity investments in future domestic and international energy projects, to fund possible project and company acquisitions, for the repayment of debt and for other general corporate purposes.

     The Convertible Preferred Securities will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     CalEnergy, which manages and owns interests in over 5,000 net MW of power generation facilities in operation, construction and development worldwide, currently operates 20 generating facilities and also supplies and distributes electricity to 1.5 million customers.